Exhibit 99.2

NEWMONT ANNOUNCES OPERATIONS OUTLOOK AND DIAMOND INVESTMENT

DENVER, September 27, 2006 – Newmont Mining Corporation (NYSE: NEM) today announced that equity gold sales are expected to temporarily decline before increasing after development projects in Nevada, Ghana and Australia achieve full production rates in 2008 and 2009. For 2006, the Company now expects equity gold sales of between 5.6 and 5.8 million ounces, primarily as a result of the expropriation of the Company’s 50% interest in the Zarafshan-Newmont Joint Venture in Uzbekistan, lower production in Ghana caused by nationwide power shortages, and the expected sale of the Holloway mine in Canada. Costs applicable to sales for the remainder of 2006, however, are expected to be in line with previous guidance of $290 to $310 per ounce.

In 2007, the Company expects equity gold sales of between 5.2 and 5.6 million ounces, primarily as a result of lost sales from the Zarafshan-Newmont Joint Venture and the previously announced lower expected production from Yanacocha in Peru. Costs applicable to sales for 2007 are expected to be approximately 20% to 25% higher than 2006, primarily as a result of higher costs at Yanacocha. The Company has also deferred development of the Akyem project in Ghana, pending completion of permitting and resolution of country-wide power shortages.

Chairman and Chief Executive Officer, Wayne Murdy said, “With the higher commodity and energy prices impacting the industry, and lower gold production at Yanacocha, we expect gold sales to reach a low point and costs to peak in 2007. Beyond 2007, we expect to return to a growth profile with improving costs as we benefit from the ramp-up of our new mines. For the fifth straight year, in 2006, we anticipate growing our reserves net of depletion.”

In the third quarter of 2006, the Company expects to generate pre-tax gains of approximately $295 million from the sale of its “Black Gold” heavy oil property in Canada and the Martabe project in Indonesia. Gains from the sale of these assets are expected to be partially offset by an anticipated $94 million, non-cash write-off of the Zarafshan-Newmont Joint Venture as a result of the Uzbek government’s expropriation of the Company’s assets. The Company will continue to challenge the Uzbek government’s actions through international arbitration.

Finally, the Company is pleased to announce the acquisition of a 40% interest in Shore Gold Inc.’s Fort a la Corne Joint Venture in Saskatchewan, Canada for $153 million. The Company, which already owned 9.7% of Shore Gold Inc., believes that this investment represents an opportunity to participate in a significant district-scale diamond project.

NEWMONT – September 27, 2006	Page 1 of 2

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, (i) estimates of future gold sales; (ii) estimates of future costs applicable to sales; (iii) estimates regarding timing of future production or expansion activities; (iv) estimates of future capital expenditures; (v) estimates of pre-tax gains; and (vi) statements regarding anticipated write-offs. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to, gold and other metals price volatility, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the company’s 2005 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company’s other SEC filings. The company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

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Contacts:
Randy Engel	(303) 837-6033	randy.engel@newmont.com
John Gaensbauer	(303) 837-5153	john.gaensbauer@newmont.com
Seth Foreman	(303) 837-5247	seth.foreman@newmont.com

NEWMONT – September 27, 2006	Page 2 of 2